       Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934



Check the appropriate box:


[_]    Preliminary Information Statement
[_]    Confidential, for use of the Commission Only (as permitted by Rule 14c-
       5(d)(2)
[X]    Definitive Information Statement


                          DIGITAL VIDEO SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):


[x]    No fee required.

[_]    Fee computed on table below per Exchange Act Rules 14c-5(g) and o-11.

       1)   Title of each class of securities to which transaction applies:


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       2)   Aggregate number of securities to which transaction applies:


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       3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)


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       4)   Proposed maximum aggregate value of transaction:


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       5)   Total fee paid:


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[_]    Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)   Amount Previously Paid:
                                   ---------------------------------------------

       2)   Form, Schedule or Registration Statement No.:
                                                         -----------------------

       3)   Filing Party:
                         -------------------------------------------------------

       4)   Date Filed:
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

                          DIGITAL VIDEO SYSTEMS, INC.
                               160 KNOWLES DRIVE
                         LOS ANGELES, CALIFORNIA 90235

                             INFORMATION STATEMENT
                              DATED MAY 21, 1998

           REGARDING THE ISSUANCE OF COMMON STOCK IN CONNECTION WITH
     THE PURCHASE OF TANGIBLE ASSETS AND THE LICENSE OF INTANGIBLE ASSETS
                      FROM HYUNDAI ELECTRONICS INDUSTRIES
        AND ALSO CONSTITUTING NOTICE OF ACTION TAKEN WITHOUT A MEETING

     This Information Statement and Notice of Action Taken Without a Meeting (collectively, the "Information Statement") is furnished to the stockholders of Digital Video Systems, Inc., a Delaware corporation (the "Company"), to provide information with respect to an action taken by written consent (the "Written Consent") of holders of a majority of the outstanding shares of the Company's common stock ("Common Stock") that were entitled to vote on such action. This Information Statement also constitutes notice of action taken without a meeting as required by Section 228(d) of the Delaware General Corporation Law ("DGCL").

     The Written Consent approved the issuance by the Company of Common Stock to Hyundai Electronics Industries Company, Ltd., a company organized under the laws of Korea ("Hyundai"), in connection with the Company's purchase of certain tangible assets (the "Tangible Assets") and license of certain intangible assets (the "Intangible Assets," and together with the Tangible Assets, the "Assets") from Hyundai (the "Transaction"). Pursuant to the terms of the Asset Purchase Agreement dated as of May 8, 1998 by and between the Company and Hyundai (the "Asset Purchase Agreement"), the Company will purchase the Tangible Assets for $1,000,000 in cash and will obtain an exclusive, perpetual, worldwide royalty-free license to use the Intangible Assets (subject to certain defensive cross-licensing rights of Hyundai, as set forth in the Asset Purchase Agreement) in exchange for 2,000,000 shares of Common Stock. Hyundai has also agreed that it will not compete with the Company in the DVD-ROM, CD-R, CD-RW or DVD-RAM businesses in the United States, Canada, Europe and China for a three-year period beginning at the closing of the Transaction.

                          ____________________________

 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
                          ____________________________


                       EFFECTIVE DATE OF WRITTEN CONSENT

     The Transaction was unanimously approved by the Company's Board of Directors on May 6, 1998. Although approval of the Transaction by the Company's shareholders was not required under governing Delaware law, such approval is required under the Nasdaq rules applicable to companies listed on the Nasdaq National Market.

     The owners of record, collectively, of approximately 50.1% of the Company's issued and outstanding shares of Common Stock entitled to vote on the Transaction as of April 30, 1998 signed the Written Consent, approving and adopting the terms of the Transaction, including, without limitation, the issuance of 2,000,000 shares of Common Stock to Hyundai, as permitted by the DGCL and the Company's Bylaws. As a result, the Transaction was approved, as required by the applicable Nasdaq rules, by a majority of the outstanding shares of Common Stock (excluding shares owned by Hyundai), and no further votes will be needed. However, under the rules of the Securities and Exchange Commission, the Written Consent approving the Transaction cannot become effective until at least 20 calendar days after this Information Statement is sent to the stockholders of the Company. This Information Statement is being mailed to

                                       1.

stockholders on or about May 31, 1998. The Company intends to complete the closing of the Transaction and to issue the Common Stock to Hyundai on or about June 23, 1998.

     The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on April 30, 1998. On that date, the Company had outstanding and entitled to vote 17,073,553 shares of Common Stock.

         ACQUISITION AND LICENSE OF PROPERTY; FAIRNESS OF TRANSACTION

     The Assets have not been used in a going business by Hyundai. Rather, the Assets constitute part of a research and development project by Hyundai in connection with its development of DVD-ROM technology. This project does not yet have any commercial production, order backlog, customers, finished goods inventory or accounts receivable. The Company believes that the acquisition of the Assets will complement its existing technologies and products which include, among others, computer peripheral products, Video CD players, industrial Video CD products, Video Network products, digital ad insertion products and MPEG encoding and decoding products. In addition, the Company believes that the acquisition of the Assets will further enhance its ability to serve existing customers and to generate new customers in the entertainment, business and educational markets.

     The Assets are located in Seoul, Korea. The Tangible Assets consist primarily of the tangible personal property owned, leased, operated or held by Hyundai in connection with its DVD-ROM research and development project, including, without limitation, fixed assets, equipment, tooling, and manuals. The Intangible Assets consist primarily of the intangible personal property owned, licensed or otherwise held by Hyundai in connection with its DVD-ROM research and development project, including, without limitation, DVD licenses from the DVD consortium, trademarks, patents, servicemarks, copyrights, trade secrets, design know-how, and engineering and other plans, drawings and diagrams. Notwithstanding the exclusive nature of the Company's license of the Intangible Assets, the terms of the Asset Purchase Agreement permit Hyundai, in certain limited circumstances, to cross-license the Intangible Assets in a defensive manner, such as in order to obtain a cross-license from a third-party to avoid litigation. Hyundai has agreed to obtain a written non-compete agreement from each such cross-licensee for the benefit of the Company, to protect the Company's rights to use the Intangible Assets.

     Pursuant to the terms of the Asset Purchase Agreement, the Company has agreed to form a wholly-owned Korean subsidiary ("DVS-Korea"). Hyundai has agreed to grant to DVS-Korea the exclusive right to use the Hyundai name and logo in connection with the marketing and sale of DVD-ROM, DVD-RAM, CD-R and CD-RW products of the Company and DVS-Korea in the United States, Canada, Europe and China for a period of one year from the closing of the Transaction, subject to certain restrictions and limitations. In addition, DVS-Korea will have the right to exclusively use the 10,000 square-foot facility that currently houses Hyundai's DVD-ROM research and development project, for a period of six months from the closing of the Transaction, for a rental fee of 2,000,000 Korean Won per month (approximately $1,425 per month).

     The Company believes that the terms of the Transaction are fair to the Company and that the consummation of the Transaction is in the best interests of the Company. As a condition to closing the Transaction, the Company will obtain a fairness opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., a nationally recognized independent valuation firm, with respect to the fairness of the financial terms of the Transaction to the Company.

            INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     In January 1994 and April 1995, respectively, Hyundai purchased from the Company 3,247,473 shares of the Company's Series A Preferred Stock for approximately $5,000,000 and 649,526 shares of the Company's Series B Preferred Stock for approximately $1,000,000. In connection with such purchases, Hyundai was given the right to designate a director, a right of first refusal relating to sales of the Company's securities and certain registration rights. Such right of first refusal terminated in connection with the Company's initial public offering ("IPO") and Hyundai waived its registration rights for 13 months following the closing of the IPO in May 1996. Hyundai's Series A Preferred Stock

                                       2.

and the Series B Preferred Stock were converted into 3,896,999 shares of Common Stock upon the closing of the IPO in May 1996.

     In 1993, Hyundai and the Company entered into agreements relating to the Company's development of a consumer karaoke player, a karaoke jukebox, encoding machines and a karaoke network system. These agreements were subsequently amended in 1994 in connection with the Company and Hyundai agreeing to a manufacturing relationship for karaoke jukebox players. The Company and Hyundai subsequently entered into the 1995 Hyundai Technical Assistance and License Agreement (the "Technical Agreement") which subsumed part of the agreements entered into in 1993 and obligated the Company to develop MPEG-2 compressor products. The Technical Agreement is still in force.

     Sung Hee Lee serves as the representative of Hyundai on the Company's Board of Directors. Mr. Lee has been a director of the Company since March 1994. Mr. Lee founded and has been the Director of the Multimedia Business Division of Hyundai since March 1993. From May 1991 until March 1993, Mr. Lee served as a Senior Manager of the Marketing Department of Hyundai's Information Systems Business Sector. From January 1989 until May 1991, he served as a Senior Manager of Hyundai's Computer Export Department. He was also responsible for establishing the Hyundai Electronics America subsidiary in the United States. The address of Hyundai's headquarters is: Hyundai Electronics Industries Company, Ltd., 12th Fl. Hyundai Jeonja Bldg. 66, Jeoksean-dong, Jongro-ku, Seoul, Korea.

     In connection with the Transaction, Mr. Lee and the Corporation have entered into an Employment Agreement which provides that, effective upon the consummation of the Transaction, Mr. Lee will become the full-time Managing Director of DVS-Korea. Mr. Lee's Employment Agreement provides for a salary of $160,000 and a grant to Mr. Lee of 125,000 options. It is anticipated that Hyundai will name a new representative to the Company's Board of Directors to replace Mr. Lee upon the consummation of the Transaction.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 30, 1998, by (i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; (ii) each of the Company's directors; (iii) each of the Named Executive Officers; and (iv) all officers and directors of the Company as a group.

                                                    Amount and
                                                    Nature of
                                                    Beneficial     Percent of
                                                   Ownership(2)     Ownership
              Name and Address(1)                 --------------   -----------
-----------------------------------------------
Dr. Edmund Y. Sun..............................    7,681,683(3)        36.6%
Thomas R. Parkinson............................      225,000(4)         1.1
Sung Hee Lee...................................            0(5)          *
Philip B. Smith................................       56,780(6)          *
Sanford Sigoloff...............................       62,611(7)          *
Joseph F. Troy.................................       68,304(8)          *
Edward M. Miller...............................        2,812(9)          *
Hyundai Electronics Industries Company, Ltd....    3,896,999(10)       18.6
 10th Floor, Boram Building
 705-19, Yeeksam-dong
 Kongnam-Ku, Seoul, Korea
All executive officers and directors
 as a group (7 persons)........................    8,097,190           38.6

____________________

                                       3.

*    Less than one percent.

(1) Except as otherwise indicated, the address of each principal stockholder is c/o the Company at 160 Knowles Drive, Los Gatos, California 95032.
(2) Includes securities of each individual or entity subject to an escrow entered into by and among the Company, American Stock Transfer & Trust Company, and certain shareholders and optionholders of the Company. The nature of beneficial ownership of the listed securities is direct and arises from sole voting power and sole investment power, subject to community property laws where applicable. Shares underlying options to purchase Common Stock exercisable within 60 days of April 30, 1998 are deemed to be outstanding for purposes of calculating the number of shares owned by the holders of such options.
(3) Includes 280,334 shares owned by Dr. Sun's sons, 21,564 shares owned by Dr. Sun's sister, 1,226,009 shares owned by the Jane Vei-Chun Sun Family Trust and 1,226,009 shares owned by the Edmund Sun Yea-Sheng Family Trust.
(4) Represents options to purchase 225,000 shares of Common Stock. Excludes options to purchase 675,000 shares of Common Stock which are not exercisable within 60 days.
(5) Although Mr. Lee serves as Hyundai's representative on the Company's Board of Directors, he does not have any right to vote or dispose of the shares owned by Hyundai.
(6) Represents options to purchase 56,780 shares of Common Stock. Excludes options to purchase 51,228 shares of Common Stock which are not exercisable within 60 days.
(7) Represents options to purchase 62,611 shares of Common Stock. Excludes options to purchase 73,997 shares of Common Stock which are not exercisable within 60 days.
(8) Represents options to purchase 68,304 shares of Common Stock. Excludes options to purchase 68,304 shares of Common Stock which are not exercisable within 60 days.
(9) Represents options to purchase 2,812 shares of Common Stock. Excludes options to purchase 132,188 shares of Common Stock which are not exercisable within 60 days.
(10) Mong Hun Chung is the Chairman and largest individual shareholder of Hyundai and may be considered a beneficial owner of such shares.

     The Company does not know of any arrangements that may at a subsequent date result in a change of control by the Company.



                               BY ORDER OF THE BOARD OF DIRECTORS

                               /s/ Thomas R. Parkinson

                               Thomas R. Parkinson
                               President and Chief Operating Officer


                                       4.